Exhibit 6.7

BLOCKED ACCOUNT CONTROL AGREEMENT | SECURED PARTY CONTROL	(Negotiated) V1.7_08_24_21

BLOCKED ACCOUNT CONTROL AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of October 20, 2025, by and among RMX Industries Inc (“Company”), [●] (together with its permitted successors and assigns, “Secured Party”) and JPMorgan Chase Bank, N.A. (“Bank” and together with Company and Secured Party, “Parties” and each of the Parties in its individual capacity, “Party”).

The Parties refer to the following account(s) in the name of Company maintained at Bank (the “Account”) and hereby agree as follows:

Account Number:
[●]

1.	(a) Company and Secured Party notify Bank that by separate agreement Company has granted Secured Party a security interest in the Account and all funds on deposit from time to time therein. Bank acknowledges being so notified.

(b) Bank hereby confirms that the Account is a demand deposit account maintained by Company with Bank in Bank's ordinary course of business and that Bank is a national banking association. Each Party confirms that it intends that this Agreement constitute an “authenticated record” as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time (“UCC”). As of the effective date of this Agreement, Bank confirms that except for this Agreement and the applicable Account Documentation, (i) Bank is not currently entered into any agreement with any person or entity pursuant to which Bank is obligated to comply with instructions as to the disposition of funds from the Account and (ii) for the duration of the Agreement Bank shall not, without the prior written consent of Secured Party, enter into any agreement with any other person or entity pursuant to which Bank is obligated to comply with instructions as to the disposition of funds from the Account.

2.	It is the intent of the Parties that Secured Party has control over the Account within the meaning of Section 9-104 of the UCC. Bank shall honor only withdrawal, payment, transfer or other fund disposition or other instructions (collectively, “Instructions”), which Company is entitled to give under the Account Documentation (as defined below) received from Secured Party (without Company’s consent) concerning the Account. Company shall have no right to issue Instructions or any other right or ability to access or withdraw or transfer funds from the Account.

3.	This Agreement supplements, rather than replaces, Bank’s deposit account agreement, terms and conditions and other standard documentation in effect from time to time with respect to the Account or services provided in connection with the Account (the “Account Documentation”), which Account Documentation will continue to apply to the Account and such services, and the respective rights, powers, duties, obligations, liabilities and responsibilities of the Parties to such Account Documentation and this Agreement, to the extent not expressly conflicting with the provisions of this Agreement (however, in the event of any such conflict, the provisions of this Agreement shall control). Prior to issuing any Instructions, Secured Party shall provide Bank with such documentation as Bank may reasonably request to establish the identity and authority of the individuals issuing Instructions on behalf of Secured Party. Secured Party may request Bank to provide other services (such as automatic daily transfers) with respect to the Account; however, if such services are not authorized or otherwise covered under the Account Documentation, Bank’s decision to provide any such services shall be made in its sole discretion (including without limitation being subject to Company and/or Secured Party executing such Account Documentation or other documentation as Bank may require).

4.	Bank agrees not to exercise or claim any right of offset, banker’s lien or other like right against the Account for so long as this Agreement is in effect except with respect to (i) returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein, (ii) overdrafts in the Account or (iii) Bank’s customary charges, fees and documented expenses with respect to the Account or the services provided hereunder.

5.	Notwithstanding anything to the contrary in this Agreement: (i) Bank shall have only the duties and responsibilities with respect to the matters set forth in writing in this Agreement and shall not be deemed to be an agent, bailee or fiduciary for any Party, (ii) Bank shall be fully protected in acting or refraining from acting in good faith without investigation on any notice, Instruction or request purportedly furnished to it by Company or Secured Party in accordance with the terms of this Agreement, in which case the Parties agree that Bank has no duty to make any further inquiry whatsoever, (iii) it is hereby acknowledged and agreed that Bank has no knowledge of (and is not required to know) the terms and provisions of the separate agreement referred to in Section 1 above or any other related documentation or whether any actions by Secured Party, Company or any other person or entity are permitted under, constitutes a breach of, or is consistent or inconsistent with such separate agreement, (iv) Bank shall not be liable to Company or Secured Party or any other person for any action or failure to act under or in connection with this Agreement or the Account, except to the extent such conduct constitutes its own willful misconduct or gross negligence (and to the maximum extent permitted by law, shall under no circumstances be liable for any incidental, indirect, special, consequential or punitive damages) and (v) Bank shall not be liable for losses or delays caused by force majeure, interruption or malfunction of computer, transmission or communications facilities, labor difficulties, court order or decree, the commencement of bankruptcy or other similar proceedings or other matters beyond Bank’s reasonable control.

6.	(a) Company agrees to indemnify, defend and save harmless Bank against any loss, liability or expense (including reasonable and documented out-of-pocket fees and disbursements of outside counsel) (collectively, “Covered Items”) incurred (i) in connection with this Agreement or the Account (except to the extent due to Bank's willful misconduct or gross negligence) or any related interpleader proceeding or (ii) as a result of following Company's direction or Instructions.

(b) To the extent indemnification obligations in respect of any Covered Items are not satisfied by Company within fifteen (15) days after demand on Company by Bank, Secured Party agrees to indemnify, defend and save harmless Bank against any Covered Items incurred (i) in connection with this Agreement or the Account (except to the extent due to Bank's willful misconduct or gross negligence) or any related interpleader proceeding, (ii) as a result of following Secured Party’s direction or Instructions or (iii) due to any claim by Secured Party of an interest in the Account or the funds on deposit therein; provided that Secured Party's obligations pursuant to this Section 6 with respect to returned or charged-back items, reversals or cancellations of payment orders and other electronic fund transfers or other corrections or adjustments to the Account or transactions therein shall not exceed the aggregate amount of proceeds received by and/or amount disbursed from the Account on the instructions of Secured Party pursuant to this Agreement.

7.	(a) Bank may terminate this Agreement (i) in its discretion upon the sending of at least thirty (30) calendar days advance written notice to Company and Secured Party or (ii) because of a material breach by Company or Secured Party of any of the terms of this Agreement or the Account Documentation, upon the sending of at least five (5) Business Days advance written notice to Company and Secured Party. Upon Bank’s termination, Bank shall take reasonable actions necessary to facilitate the transfer of any funds held in the Account on the effective date of termination in accordance with the Secured Party’s written instructions.

(b) Secured Party may terminate this Agreement in its discretion upon the sending of at least three (3) Business Days advance written notice (“Termination Delivery Requirement”) in substantially the same form as Exhibit A, with a copy of the Agreement attached thereto (a “Secured Party Termination Notice”) to Bank and Company, provided that Bank may shorten or waive the Termination Delivery Requirement and any such shortening or waiver shall be binding on the Parties.

(c) Any other termination, any amendment or waiver of this Agreement shall be effected solely by an instrument in writing executed by all the Parties. The provisions of Sections 5 and 6 above shall survive any termination of this Agreement; provided, that, Secured Party’s obligations under Section 6(b) above shall survive only for a period of one hundred eighty (180) days after termination of this Agreement, it being understood and agreed that with respect to any claim delivered to Secured Party by Bank in writing before the expiration of such one hundred eighty (180) day period, the obligations relating to such claim remain until satisfied or otherwise resolved.

8.	Company shall compensate Bank for the opening and administration of the Account and services provided hereunder in accordance with Bank’s customary fee schedules from time to time in effect. Payment will be effected by a direct debit to the Account or as otherwise agreed to between Company and Bank; however, Bank retains the right to debit the Account for any fees that are not paid when due.

9.	(a) No Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of the other Parties; provided, however, that no consent will be required if the assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank; and provided further that only Bank’s prior written consent is required for an assignment by Secured Party. A failure to comply with the assignment requirements referenced under this section shall result in such assignment being null and void.

(b) Notwithstanding the foregoing, Secured Party may transfer its rights and obligations under this Agreement (i) to an assignee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and obligations under the financing arrangement with Company or (ii) to a successor representative, if Secured Party is acting as a representative in whose favor a security interest is provided for or created; provided as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until an Assignment Notice is actually received by the unit of Bank to whom notice is required to be addressed. An “Assignment Notice” is a notice purporting to be signed by Secured Party and assignee in which assignee agrees to assume all of Secured Party’s obligations under this Agreement substantially in the same form as Exhibit B, with a copy of this Agreement to be attached to the notice.

10.	Upon Secured Party’s request and at Company’s sole expense, Bank will provide Bank’s standard bank statements covering deposits to and withdrawals from the Account. Bank may disclose to Secured Party such other information concerning the Account as Secured Party may from time to time reasonably request.

11.	This Agreement: (i) may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, (ii) shall become effective when counterparts have been signed and delivered by the Parties and (iii) may be executed using Electronic Signatures, which the Parties agree are intended to authenticate this writing and to have the same force and effect as manual signatures. "Electronic Signature" means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record, including facsimile or email electronic signatures. Each Party represents and warrants on a continuous basis that (i) any Electronic Signature on this Agreement constitutes valid execution of this Agreement by a duly authorized signer in accordance with applicable law and, as applicable, its constitutional documents and (ii) this Agreement constitutes its valid, legal, enforceable and binding obligation. Each Party confirms that the others have relied on the foregoing representations and warranties when accepting an Electronic Signature on this Agreement. Each Party confirms that this Agreement constitutes an electronic record established and maintained in the ordinary course of business and an original written record when printed from electronic files. Such printed copies will be treated to the same extent and under the same conditions as other original business records created and maintained in documentary form. All notices under this Agreement shall be in writing and sent (including via emailed pdf or similar file or facsimile transmission) to the Parties at their respective addresses, email addresses or fax numbers set forth below (or to such other address, email address or fax number as any such Party shall designate in writing to the other Parties from time to time).

12.	This Agreement and all claims, disputes or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, will be governed by, and enforced in accordance with, the internal laws of the State of New York without regard to conflict of law principles. Regardless of any provision in any other separate agreement, the State of New York shall be deemed to be Bank's "jurisdiction" for purposes of Section 9-304 of the UCC. The Parties intend that New York's periods of limitations govern the aforementioned causes of action irrespective of any otherwise applicable statute. All Parties hereby waive all rights to a trial by jury in any action or proceeding relating to the Account or this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

RMX Industries Inc

By:		Date:
Name:
Title:

Address for Notices:	3255 Bayside Lakes Blvd, STE 106 Palm Bay, FL 32909

Fax:
Email Address:

[●]

By:		Date:
Name:
Title:

Address for Notices:

Fax:
Email Address:

JPMorgan Chase Bank, N.A.

By:		Date:
Name:
Title:	Authorized Signer

Address for Instructions and other Notices:	JPMorgan Chase Bank, N.A. Attn: Derrick Meaux 4201 Congress St, Floor 02 Charlotte, NC, 28209 Email: derrick.meauxjr@chase.com

Address for Assignment and Termination Notices:	JPMorgan Chase Bank, N.A. Attn: Blocked Account Contracts Team Email: blocked.account.contracts@jpmchase.com

Exhibit A | Secured Party Termination Notice

Date:

JPMorgan Chase Bank, N.A.

Attention: Blocked Account Contracts Team

Email : blocked.account.contracts@jpmchase.com

RMX Industries Inc

Address: 3255 Bayside Lakes Blvd, STE 106

  Palm Bay, FL 32909

Attention: ________________________

Re: Blocked Account Control Agreement dated as of October 20, 2025, by and among RMX Industries Inc (“Company”), [●] (“Secured Party”) and JPMorgan Chase Bank, N.A. (“Bank”) relating to account number [●] (the “Agreement”).

Ladies and Gentlemen:

This constitutes a Secured Party Termination Notice as referred to in Section 7(b) of the Agreement, a copy of which is attached hereto.

[●]

By:		Date:
Name:
Title:

Attachment: Blocked Account Control Agreement

Exhibit B | Assignment Notice

Date:

JPMorgan Chase Bank, N.A.

Attention: Blocked Account Contracts Team

Email : blocked.account.contracts@jpmchase.com

Re: Blocked Account Control Agreement dated as of October 20, 2025, by and among RMX Industries Inc (“Company”), [●] (“Secured Party”) and JPMorgan Chase Bank, N.A. (“Bank”) relating to account number [●] (the “Agreement”).

Ladies and Gentlemen:

This constitutes an Assignment Notice as referred to in Section 9 of the Agreement, a copy of which is attached hereto.

[NAME OF ASSIGNEE] (“Assignee”) agrees to assume all of Secured Party’s obligations under the Agreement.

Please select the appropriate response below indicating if Assignee is an existing client of Bank.

Assignee is an existing client of Bank

Assignee is not a client of Bank

(Note: Additional documentation may be required by Bank in order to satisfy its know your customer policies and its due diligence requirements to qualify the assignee as a customer)

The Assignee’s address for notices is as follows.

Address: __________________________________

__________________________________

Attention: __________________________

Email: ___________________________________

Fax No.: __________________________________

[●]

By:		Date:
Name:
Title:

Assignee

By:		Date:
Name:
Title:

Attachment: Blocked Account Control Agreement